Exhibit 99.1

Hot Topic, Inc. Reports 4th Quarter Financial Results

CITY of INDUSTRY, Calif.--(BUSINESS WIRE)--March 7, 2011--Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) reported results for its fiscal fourth quarter and fiscal year of 2010 (13 weeks and 52 weeks, respectively, ended January 29, 2011).

The company reported a net loss in the fourth quarter of $0.6 million, or $0.01 per share, compared to net income of $8.0 million, or $0.18 per diluted share, for the comparable period last year. The fourth quarter results include $9.8 million of expenses, or $0.13 per diluted share, for the implementation of the previously announced cost reduction plan.

For the fiscal year of 2010, the company reported a net loss of $8.2 million, or $0.18 per share, compared to net income of $11.9 million, or $0.27 per diluted share, for last year. The fiscal year of 2010 results include $12.8 million of expenses, or $0.17 per diluted share, for the implementation of the cost reduction plan and the non-cash impairment of ShockHound assets.

Total sales for the fourth quarter of fiscal 2010 decreased 0.8% to $212.4 million compared to $214.2 million for the fourth quarter last year. Total company comparable store sales declined 2.1% for the fourth quarter of fiscal 2010. A summary of the sales results by division was included in the January sales release.

At the end of the fourth quarter of fiscal 2010, the company operated 657 Hot Topic stores and 153 Torrid stores compared to 680 Hot Topic stores and 156 Torrid stores at the end of the fourth quarter of fiscal 2009. During the fourth quarter of fiscal 2010, the company closed 23 Hot Topic stores, opened one Torrid store and closed three Torrid stores. The company also remodeled four Hot Topic stores during the quarter, bringing the total number of remodeled or relocated stores during fiscal 2010 to 24.

During the fourth quarter of fiscal 2010, the company engaged an outside consulting and financial advisory firm to review the company’s business and operations and make recommendations regarding potential future improvements. The conclusions from this review will be presented to the company’s board of directors at an upcoming meeting scheduled for March 15-16, 2011. Accordingly, the company is deferring its first quarter financial guidance, and postponing its conference call to discuss fourth quarter and fiscal year results and business trends, until the board has had an opportunity to evaluate the recommendations and approve any related initiatives or changes. The company intends to reschedule its conference call for a date shortly following the upcoming board meeting, and will provide first quarter financial guidance at that time, along with a discussion of fourth quarter and fiscal year results and trends and any initiatives or changes approved. The company does not anticipate any changes to its reported financial results.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests, read the latest music news and view exclusive editorial content. As of February 26, 2011, the company operated 653 Hot Topic stores in all 50 states, Puerto Rico and Canada, 151 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

This news release contains forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections and other financial performance including cost reductions. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, our online music site, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 30, 2010 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

HOT TOPIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Fourth Quarter Ended
	Jan. 29, 2011	Jan. 30, 2010

Net sales	$212,371	$214,224
Cost of goods sold, including buying, distribution and occupancy costs	144,079	137,649
Gross margin	68,292	76,575
Selling, general & administrative expenses	69,023	63,388
(Loss) income from operations	(731)	13,187
Other income and interest, net	90	73
(Loss) income before (benefit) provision for income taxes	(641)	13,260
(Benefit) provision for income taxes	(63)	5,277
Net (loss) income	$(578)	$7,983

(Loss) earnings per share:
Basic	$(0.01)	$0.18
Diluted	$(0.01)	$0.18

Weighted average shares outstanding
Basic	44,638	44,331
Diluted	44,638	44,395

	Year Ended
	Jan. 29, 2011	Jan. 30, 2010

Net sales	$708,244	$736,710
Cost of goods sold, including buying, distribution and occupancy costs	474,917	480,453
Gross margin	233,327	256,257
Selling, general & administrative expenses	247,089	237,010
(Loss)income from operations	(13,762)	19,247
Other income and interest, net	336	519
(Loss)income before (benefit) provision for income taxes	(13,426)	19,766
(Benefit) provision for income taxes	(5,191)	7,886
Net (loss) income	$(8,235)	$11,880

(Loss) earnings per share:
Basic	$(0.18)	$0.27
Diluted	$(0.18)	$0.27

Weighted average shares outstanding
Basic	44,554	44,134
Diluted	44,554	44,409

HOT TOPIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	Jan. 29, 2011	Jan. 30, 2010
Current Assets:
Cash, cash equivalents and short-term investments	$76,556	$123,065
Inventory	70,267	76,483
Prepaid expenses and other	21,714	14,395
Deferred tax assets	6,050	6,192
Total current assets	174,587	220,135
Property and equipment, net	123,219	140,252
Deposits and other	4,550	3,304
Long-term investments	2,983	8,192
Deferred tax assets	5,268	4,511
Total assets	$310,607	$376,394

Current Liabilities:
Accounts payable	$22,024	$20,235
Accrued liabilities	37,963	40,824
Income taxes payable	668	545
Total current liabilities	60,655	61,604
Deferred rent and other	26,255	32,376
Deferred compensation liability	4,289	2,987
Income taxes payable	1,911	2,380
Total liabilities	93,110	99,347
Total shareholders’ equity	217,497	277,047
Total liabilities and shareholders’ equity	$310,607	$376,394

OTHER DATA (Dollars in thousands) (Unaudited)

	Year Ended
	Jan. 29, 2011	Jan. 30, 2010
Depreciation and amortization	$40,926	$38,317
Capital expenditures	$31,031	$24,332
Number of stores open at end of period:
Hot Topic	657	680
Torrid	153	156
Stores square footage	1,542,400	1,585,500

CONTACT:
Hot Topic, Inc., City of Industry, CA
Jim McGinty, CFO, 626-839-4681 x2675